ADDITIONAL BENEFITS PLAN OF

DEL MONTE CORPORATION

[As Amended Through January 1, 2005 and Restated Effective as of December 20, 2002]

ADDITIONAL BENEFITS PLAN OF
DEL MONTE CORPORATION
INDEX

SECTION 1 PURPOSE OF PLAN	1
SECTION 2 DEFINITIONS	1
2.1 “Actuarial Equivalent”	1
2.2 “Administrator or Plan Administrator”	1
2.3 “AIP”	1
2.4 “Additional Benefit”	1
2.5 “Board of Directors”	1
2.6 “Claimant” shall have the definition set forth in Section 8.1.	2
2.7 “Code”	2
2.8 “Committee”	2
2.9 “Corporation”	2
2.10 “Covered Individual”	2
2.11 “Defined Benefit Plan”	2
2.12 “Defined Benefit Plan (A)”	2
2.13 “Defined Benefit Plan (B)”	2
2.14 “Effective Date”	2
2.15 “Eligibility Date”	2
2.16 “Eligible Individual”	3
2.17 “Employee”	3
2.18 “Individual Account Plan”	3
2.19 “Participating Company”	3
2.20 “Plan”	3
2.21 “Prior Plan” means the Additional Benefits Plan of RJR Nabisco, Inc	3
2.22 “Spinco Employee”	3
SECTION 3 PROVISIONS APPLICABLE TO DEFINED BENEFIT PLANS (A)	4
3.1 Eligibility	4
3.2 Amount of Benefits	4
3.3 Form of Benefit Payments	5
3.4 Timing of Benefit Payments	6
SECTION 4 PROVISIONS APPLICABLE TO DEFINED BENEFIT PLANS (B)	6
4.1 Eligibility	6
4.2 Amount of Benefits	6
4.3 Form of Benefit Payments.	7
4.4 Timing of Benefit Payment	8
SECTION 5 PROVISIONS APPLICABLE TO INDIVIDUAL ACCOUNT PLANS	8
5.1 Eligibility	8
5.2 Amount of Additional Benefits	9
5.3 Form of Additional Benefits	9
5.4 Additional Benefits Election	10
5.5 No Withdrawals	10
5.6 Accounting	10

SECTION 6 AMENDMENT AND TERMINATION	11
6.1 Amendment.	11
6.2 Termination.	11
SECTION 7 ADMINISTRATION AND AUTHORITY	11
7.1 Corporation and Board of Directors	11
7.2 Committee; Organization.	12
7.3 Powers and Responsibility.	12
7.4 Records of Committee.	14
7.5 Reporting and Disclosure.	15
7.6 Correction of the Plan.	15
7.7 Indemnification.	15
7.8 Interpretation of Plan.	15
SECTION 8 CLAIMS PROCEDURES	15
8.1 Filing of a claim for benefits	15
8.2 Notification to Claimant of decision	16
8.3 Procedure for review	16
8.4 Decision on review	16
8.5 Action by authorized representative of Claimant	17
8.6 Effect of Extensions	17
SECTION 9 MISCELLANEOUS	17
9.1 Assignment	17
9.2 Governing Law	17
9.3 Plan Independent of Employment Relationship	17
9.4 Non-Duplication of Benefit	18
9.5 Unfunded Plan	18
9.6 Receipt and Release for Payment.	18
SECTION 10 PRIOR BENEFITS	18
10.1 Benefits Prior to Effective Date	18
10.2 Protected Benefits	18

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ADDITIONAL BENEFITS PLAN OF
DEL MONTE CORPORATION
[Effective as of December 20, 2002 and as amended through January 1, 2005]

SECTION 1 PURPOSE OF PLAN

     This Plan is adopted principally for the purpose of restoring benefit payments to those Covered Individuals under each Defined Benefit Plan and those Eligible Individuals under each Individual Account Plan whose benefits would otherwise be reduced by the limitations imposed by Section 401(a)(17) or any other applicable section of the Code, and any annual incentive award or salary deferred until Termination of Employment or who has an annual incentive award or bonus payment excluded under Defined Benefit Plan B. The Plan was first effective as of January 1, 1990 and restated in 1996. This restated plan document is a continuation of the Plan effective as of December 20, 2002 and reflects the merger of the Supplemental Benefits Plan of Del Monte Corporation (“SUPP”) into this Plan effective as of January 1, 2005. The benefits of Covered Individuals and Eligible Individuals who commenced Plan benefits or who terminated employment with the Corporation prior to December 20, 2002 are provided under the terms of the Plan prior to December 20, 2002. The benefits of Covered Individuals who commenced benefits under the SUPP or who terminated employment with the Corporation prior to January 1, 2005 are provided under the terms of the SUPP prior to January 1, 2005 and are paid under this Plan from and after January 1, 2005. This Plan also intends to comply with the American Jobs Creation Act of 2004 and Section 409A of the Code as of January 1, 2005, subject to amendment to comply with regulations and guidance issued thereunder from time to time.

SECTION 2 DEFINITIONS

     When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context. Terms used but not defined herein which are defined in a Defined Benefit Plan or in an Individual Account Plan, as applicable, shall have the meanings assigned to them in such Defined Benefit Plan or Individual Account Plan.

     2.1 “Actuarial Equivalent” means a benefit of equivalent value as determined using the factors under the applicable Defined Benefit Plan.

     2.2 “Administrator or Plan Administrator” means the administrator set forth in Section 7.3.

     2.3 “AIP”. means the Del Monte Annual Incentive Plan or any successor bonus plan providing annual bonus awards, or any predecessor incentive award plan of the Corporation or any predecessor.

     2.4 “Additional Benefit”. means the benefit or benefits payable under Section 5 of this Plan.

     2.5 “Board of Directors”. means the Board of Directors of Del Monte Corporation.

     2.6 “Claimant” shall have the definition set forth in Section 8.1.

     2.7 “Code”. means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

     2.8 “Committee”. means the Del Monte Corporation Employee Benefits Committee.

     2.9 “Corporation”. means Del Monte Corporation in respect of its employees, each Participating Company in respect of its employees, and any successor to any of said companies if such successor be the Corporation or an Affiliated Company.

     2.10 “Covered Individual”. means each individual who becomes entitled to payment of a benefit under a Defined Benefit Plan by reason of death, retirement or termination of employment of an Employee, including a Participant, his or her Surviving Spouse or Beneficiary which benefit is subject to reductions that can be restored under Sections 3 or 4 of this Plan and which benefit is not provided or replaced under the terms of a written agreement between the Employee and the Corporation providing such benefits in lieu of this Plan. A Covered Individual does not include a Spinco Employee from the Effective Date until January 1, 2005.

     2.11 “Defined Benefit Plan”. means either or both Defined Benefit Plan (A) and (B), as the context requires.

     2.12 “Defined Benefit Plan (A)”. means the Del Monte Corporation Retirement Plan for Hourly Employees and any other defined benefit retirement plan using a final average compensation formula intended to qualify under Section 401(a) of the Code and adopted by the Corporation or a Participating Company.

     2.13 “Defined Benefit Plan (B)”. means the Del Monte Corporation Retirement Plan for Salaried Employees and any other defined benefit retirement plan which principally uses a career compensation formula or cash balance plan formula based on a personal retirement account and intended to qualify under Section 401(a) of the Code and adopted by the Corporation or a Participating Company.

     2.14 “Effective Date”. means December 20, 2002 with respect to the provisions set forth in this Plan, except as otherwise set forth herein.

     2.15 “Eligibility Date”. means determining when an Eligible Individual is first eligible to participate in the Plan under Section 5, which is when an employee of the Corporation:

          (a) is eligible to participate in the Individual Account Plan whether or not the individual has elected to participate in the Individual Account Plan, and

          (b) has met the service requirements of the Individual Account Plan to be fully vested in the employer matching contributions, whether or not the individual has actually participated in the Individual Account Plan, and

          (c) when the compensation recognized for purposes of the Individual Account Plan is first limited by Section 401(a)(17) or would be limited if the individual participated in the Individual Account Plan, in the Plan Year. For purposes of this sub-Section 2.15(3), compensation is first limited on the last day of the payroll period during which an Eligible Individual’s compensation first exceeds the annual limitations imposed by Section 401(a)(17) of the Code or, if earlier, the November 15 of a Plan Year in which the Plan Administrator determines that an Eligible Individual’s compensation is likely to exceed such limitations by the end of the Plan Year.

     2.16 “Eligible Individual”. means a participant in an Individual Account Plan, or any individual who is eligible to be a participant in an Individual Account Plan, who has had an Eligibility Date and whose benefit in addition to that provided by the Individual Account Plan is not provided under the terms of a written agreement between the Employee and the Corporation providing such benefits in lieu of this Plan. An Eligible Individual does not include a Spinco Employee from the Effective Date until January 1, 2005.

     2.17 “Employee”. means an individual who is an employee of the Corporation or a Participating Company and who is covered by or eligible to participate in a Defined Benefit Plan or an Individual Account Plan.

     2.18 “Individual Account Plan”. means the Del Monte Savings Plan, the Del Monte Saver Plan (formerly the Del Monte Certain Hourly Savings Plan), and any other individual account savings plan intended to qualify under Section 401(a) of the Code and adopted by the Corporation or a Participating Company.

     2.19 “Participating Company”. means any domestic company more than 50% of the voting stock of which is directly or indirectly owned by Del Monte Corporation which is designated as a Participating Company in this Plan by the Committee.

     2.20 “Plan”. means the Additional Benefits Plan of Del Monte Corporation, as set forth herein or as may be hereafter amended.

     2.21 “Prior Plan” means the Additional Benefits Plan of RJR Nabisco, Inc. and Participating Companies as of December 31, 1989 which is intended as a predecessor plan of the Plan and for which prior benefits and elections were recognized under this Plan from and after January 1, 1990.

     2.22 “Spinco Employee”. means an individual who is an employee of a Corporation business unit that was included in the group of former Heinz businesses that became part of Del Monte Corporation as a result of the Merger under the Agreement and Plan of Merger dated as of June 12, 2002 among H. J. Heinz Company, SKF Foods Inc.,

Del Monte Corporation and Del Monte Foods Company and who participates, or is eligible to participate, in the qualified plans provided for employees at such locations prior to January 1, 2004 unless the individual becomes eligible to participate in the plans specifically identified in Sections 2.12 or 2.13 of this Plan or is eligible to participate in the plans identified in Section 2.18 of this Plan as a “SF Employee”, as defined in such plan. As of January 1, 2004, a Spinco Employee means an employee who is a “PA Employee”, as defined in the Del Monte Savings Plan.

SECTION 3 PROVISIONS APPLICABLE TO DEFINED BENEFIT PLANS (A)

     3.1 Eligibility

     All Employees from and after the Effective Date who participate in a Defined Benefit Plan (A) are eligible to receive benefits under this Plan computed in accordance with Section 3.2 upon commencement of benefits under such Defined Benefit Plan (A); provided, that no benefit is payable under this Plan unless the Employee is fully vested in his or her benefit under such Defined Benefit Plan (A).

     3.2 Amount of Benefits

          (a) The amount of the monthly benefit payable under the Plan to a Covered Individual shall be the difference of (1) the monthly benefit that would be provided to such Covered Individual under Defined Benefit Plan (A) if such benefit were calculated as set forth in subsection (b) below; minus (2) the monthly benefit actually payable to such Covered Individual from such Defined Benefit Plan (A); minus (prior to January 1, 2005) (3) the monthly benefit payable to such Covered Individual under the Supplemental Benefits Plan of Del Monte Corporation.

          (b) For purposes of determining the amount in (a)(1) above, the following shall apply:

(1)	For purposes of determining Average Final Compensation (“AFC”) under such Defined Benefit Plan (A), compensation shall include, as applicable, (i) the amount of any deferred annual bonus under the AIP earned during the period for which AFC is determined; and (ii) the amount of any deferred base salary that is deferred with respect to a year that is included in the period for which AFC is determined.

(2)	Compensation shall be determined without regard to the limits imposed by Section 401(a)(17) of the Code.

(3)	The limitations imposed by Section 415 of the Code shall be disregarded.

          (c) The monthly benefit amounts calculated in accordance with subsection (a) above shall be calculated in the form of a single life annuity, using the same actuarial assumptions as are used by the applicable Defined Benefit Plan (A).

          (d) In the event a Covered Individual’s benefits payable from a Defined Benefit Plan (A) are increased subsequent to retirement due to an increase in the maximum benefits payable under Section 415 of the Code, the benefits payable hereunder, if made in the form of an annuity, will be appropriately reduced. If the benefit under this Plan was paid in the form of a lump sum, no adjustment will be made.

     3.3 Form of Benefit Payments

          (a) After the benefit has been determined under Section 3.2, it will be paid to a Covered Individual as follows:

(1)	to a married Covered Individual, in the form of a Joint and 50% Survivor (Spouse) Annuity which is the Actuarial Equivalent of a Single Life Annuity; or

(2)	to a single Covered Individual, in the form of a Single Life Annuity but if a beneficiary has been designated under this Plan by the Employee, in the form of a Joint and 50% Survivor Annuity which is the Actuarial Equivalent of a Single Life Annuity;

(3)	provided, however, whenever the Actuarial Equivalent present value of the benefit determined under Section 3.2 or payable under this Plan is $10,000 or less, the benefit will be paid in the form of a lump sum cash payment.

          (b) Notwithstanding the foregoing, the Administrator in its sole discretion may alter the form of the monthly benefit under this Plan to a form of annuity payment that is substantially the same form as that elected by the Covered Individual under the Defined Benefit Plan (A), on an Actuarial Equivalent basis and, for periods on and after January 1, 2005, as may be permitted under Section 409A of the Code and regulations thereunder.

          (c) Where the Covered Individual has terminated employment and is receiving a Joint and Survivor Annuity, the Covered Individual shall have the option, exercisable by a writing filed with the Administrator at any time and from time to time after his or her Annuity Starting Date and prior to his or her death, to redesignate the Contingent Annuitant designated or deemed designated on his Annuity Starting Date. Such option may be exercised without the consent of the previous Contingent Annuitant. If a Covered Individual exercises such option to redesignate, the survivor’s annuity payable after his or her death shall be paid to the Contingent Annuitant (which term may include the estate of such Contingent Annuitant) last designated prior to his or her death;

however, such survivor’s annuity shall be payable only if the individual designated as the Contingent Annuitant on his or her Annuity Starting Date survives the Covered Individual, and shall be paid only for the remaining lifetime of the individual designated as the Contingent Annuitant on his or her Annuity Starting Date.

     3.4 Timing of Benefit Payments

          (a) The monthly benefit under this Plan is payable at the later of (i) attainment of the earliest retirement date under the Defined Benefit Plan (A) or (ii) the first of the month next following the Covered Individual’s date of termination of employment with the Corporation or any subsidiary.

          (b) To the extent that the Defined Benefit Plan (A) benefit commences prior to Normal Retirement Date under such plan, the benefit under this Plan will be subject to the same reductions for early commencement of benefit, if any, as applicable to the Defined Benefit Plan (A) benefit.

          (c) Notwithstanding the foregoing, the Administrator in its sole discretion may alter the commencement of the benefit payment under this Plan to coincide with the actual date of commencement of benefit payments under the Defined Benefit Plan (A) for the Covered Individual, and, for periods on and after January 1, 2005, as may be permitted under Section 409A of the Code and regulations thereunder.

SECTION 4 PROVISIONS APPLICABLE TO DEFINED BENEFIT PLANS (B)

     4.1 Eligibility

     All Employees from and after the Effective Date who participate in a Defined Benefit Plan (B) are eligible to receive benefits under this Plan computed in accordance with Section 4.2 upon commencement of benefits under such Defined Benefit Plan (B); provided that no benefit is payable under this Plan unless the Employee is fully vested in his or her benefit under such Defined Benefit Plan (B).

     4.2 Amount of Benefits

          (a) The amount of the benefit payable under the Plan to a Covered Individual shall be the difference, each expressed as a Credit Balance, of (1) the benefit that would be provided to such Covered Individual under Defined Benefit Plan (B) if such benefit were calculated as set forth in subsection (b) below; minus (2) the benefit actually payable to such Covered Individual from such Defined Benefit Plan (B); minus (prior to January 1, 2005) (3) the benefit payable to such Covered Individual under the Supplemental Benefits Plan of Del Monte Corporation.

          (b) For purposes of determining the amount in (a)(1) above, the following shall apply:

(1)	Compensation under such Defined Benefit Plan (B) shall include, as applicable, (i) the amount of any deferred annual bonus under the AIP that would have been received during the period for which Compensation is determined if such bonus had not been deferred; and (ii) the amount of any deferred base salary that would have been received during the period for which compensation is determined if such base salary had not been deferred.

(2)	Compensation under such Defined Benefit Plan (B) shall be determined without regard to the limits imposed by Section 401(a)(17) of the Code.

(3)	The limitations imposed by Section 415 of the Code shall be disregarded.

          (c) In the event a Covered Individual’s benefits payable from a Defined Benefit Plan (B) are increased subsequent to retirement due to an increase in the maximum benefits payable under Section 415 of the Code, the benefits payable hereunder, if made in the form of an annuity, will be appropriately reduced. If the benefit under this Plan was paid in the form of a lump sum, no adjustment will be made.

          (d) If the retirement benefit payable to a Covered Individual under the Defined Benefit Plan (B) is based upon such Plan’s “alternate,” “transitional” or “Preserved” form of benefit which is derived from an Average Final Compensation formula of a Defined Benefit Plan (A) or similar such plan, the provisions of Section 3.2 of this Plan shall be applicable in determining the benefit payable under this Plan if such provisions provide a greater benefit and, if so, the terms of this Section 4.2 (including Section 4.2(d)) shall not apply; provided, however, that the benefit calculated under Section 3.2 of this Plan shall be limited to the benefit calculated through April 30, 1992, consistent with the provisions to freeze the benefit accrual of the Preserved Benefit under the Corporation’s Retirement Plan for Salaried Employees.

     4.3 Form of Benefit Payments.

          (a) After the benefit has been determined under Section 4.2, it will be paid to a Covered Individual as follows:

(1)	to a Covered Individual, in the form of a lump sum equal to the Credit Balance determined under Section 4.2;

(2)	provided, however, whenever the present value of the benefit determined under Section 4.2 expressed in the form of a Credit Balance or payable under this Plan is $10,000 or less, the benefit will be paid in the form of a lump sum cash payment.

          (b) Notwithstanding the foregoing, the Administrator in its sole discretion may alter the form of the benefit under this Plan to a form of payment substantially the same form as that elected by the Covered Individual under the Defined Benefit Plan (B) on an Actuarial Equivalent basis, and, for periods on and after January 1, 2005, as may be permitted under Section 409A of the Code and regulations thereunder.

          (c) Where the Covered Individual is receiving a Joint and Survivor Annuity, he or she shall have the option, exercisable by a writing filed with the Administrator at any time and from time to time after his or her Annuity Starting Date and prior to the Covered Individual’s death, to redesignate the Contingent Annuitant designated or deemed designated on his or her Annuity Starting Date. Such option may be exercised without the consent of the previous Contingent Annuitant. If a Covered Individual exercised such option to redesignate, the survivor’s annuity payable after his or her death shall be paid to the Contingent Annuitant (which term includes the estate of such Contingent Annuitant) last designated prior to his or her death; however, such survivor’s annuity shall be payable only if the individual designated as the Contingent Annuitant on his Annuity Starting Date survives the Covered Individual, and shall be paid only for the remaining lifetime of the individual designated as the Contingent Annuitant on his or her Annuity Starting Date.

     4.4 Timing of Benefit Payment

          (a) The benefit under this Plan is payable at the later of (i) attainment of the earliest retirement date under the Defined Benefit Plan (B) or (ii) the first of the month coincident with or next following the Employee’s Severance Date.

          (b) To the extent that the Defined Benefit Plan (B) benefit commences prior to Normal Retirement Date under such plan, the benefit under this Plan will be subject to the same reductions for early commencement of benefit, if any, as applicable to the Defined Benefit Plan (B) benefit.

          (c) Notwithstanding the foregoing, the Administrator in its sole discretion may alter the commencement of the benefit payment under this Plan to coincide with the commencement of benefit payments under the Defined Benefit Plan (B) for the Covered Individual, and, for periods on and after January 1, 2005, as may be permitted under Section 409A of the Code and regulations thereunder.

SECTION 5 PROVISIONS APPLICABLE TO INDIVIDUAL ACCOUNT PLANS

     5.1 Eligibility

     All Eligible Individuals on or after the Effective Date are eligible to receive Additional Benefits under this Plan computed in accordance with Section 5.2; provided, that no benefit may be paid unless the Eligible Individual is fully Vested, as defined in Section 5.2 or would be fully Vested if the Eligible Individual were participating in an Individual Account Plan.

     5.2 Amount of Additional Benefits

          (a) The Amount of the Additional Benefit, if any, shall be equal to (1) the amount by which the compensation of the Eligible Individual which would be recognized for purposes of determining benefits under the Individual Account Plan (as if the Eligible Individual had enrolled in the Individual Account Plan when first eligible) exceeds the limitations imposed by Section 401(a)(17) of the Code, multiplied by (2) the maximum percentage of compensation which is subject to Corporation matching contribution upon the deferral or contribution to the underlying Individual Account Plan by a participant in such plan and multiplied by (3) the maximum percentage of Corporation matching contributions in the underlying Individual Account Plan plus (4) an amount equal to interest as calculated under Section 5.6(b) applied to the foregoing amount for the period when the Eligible Individual’s compensation recognized under the Individual Account Plan exceeds the limitations under Section 401(a)(17) of the Code. The amount of the Additional Benefit is determined and awarded as of December 31 of each year for that calendar year; provided, that (i) no amount is determined for a calendar year during which the Eligible Individual is not fully Vested, or would not be fully Vested if participating in the Individual Account Plan, in the Corporation Matching Contributions in the underlying Individual Account Plan (such full vesting being referred to herein as “Vested”), (ii) the amount of the Additional Benefit for an Eligible Individual who first becomes Vested during a calendar year shall be determined as of December 31 of that calendar year for that calendar year and for any preceding calendar year during which the person was eligible to participate in an Individual Account and was not Vested, (iii) the amount of the Additional Benefit for an Eligible Individual who dies, retires, or separates from employment with the Corporation (“Termination”) shall be determined as soon as practicable following such Termination and, if determined prior to December 31, shall be paid in the calendar year of Termination, and (iv) effective as of January 1, 2002, no amount of the Additional Benefit for an Eligible Individual will include any amount of “catch-up contribution” as defined under the Individual Account Plan.

          (b) In addition, if any Eligible Individual had an Additional Benefit deferred under the Prior Plan as of December 31, 1989, such Additional Benefit shall be credited to an account maintained solely on the books of the Corporation for such purpose and shall be treated as if such Additional Benefit had been deferred under this Plan from and after January 1, 1990.

     5.3 Form of Additional Benefits

     Subject to earlier payment under Section 5.4, any benefit payable under Section 5.2 of this Plan shall be distributed in the form of a lump sum cash payment in the January of the calendar year immediately following the calendar year in which an Eligible Individual dies, retires, separates from employment with the Corporation or is eligible for a distribution under the Individual Account Plan on account of disability and, for periods on and after January 1, 2005, if the Eligible Individual becomes disabled within the meaning of Section 409A of the Code and the regulations thereunder.

     5.4 Additional Benefits Election

          (a) Every year for which it is determined that an Eligible Individual is entitled to an Additional Benefit described in Section 5.2, such Eligible Individual shall elect the manner in which such benefits are to be treated. The Committee may accept any such election conditioned on the Eligible Individual actually earning eligible compensation in excess of the limits of Code section 401(a)(17).

          (b) An Eligible Individual shall elect either to receive such Additional Benefit in cash in the calendar year following the year in which an Additional Benefit is determined and awarded under Section 5.2(a) or to have such Additional Benefit deferred and become payable under this Plan upon termination of employment, retirement, death or disability as provided in Section 5.3.

          (c) If an Eligible Individual entitled to make such an election fails to make such election, receipt of the Additional Benefit shall become payable under this Plan in cash after the end of the calendar year in which an Additional Benefit is determined and awarded under Section 5.2(a).

          (d) Any election made pursuant to 5.4(b) shall be made in writing and filed with the Administrator no later than the end of the calendar year preceding the calendar year in which an Additional Benefit is determined and awarded under Section 5.2(a); provided, that for an individual who first became an Eligible Individual during a calendar year, such election shall be made not later than thirty (30) days after his Eligibility Date; provided that for periods on and after January 1, 2005, such election will otherwise comply with Section 409A of the Code and regulations thereunder. Notwithstanding the foregoing, if the Committee determines that an individual may first become an Eligible Individual during a calendar year, the Committee may accept an individual’s election at any time prior to the individual’s Eligibility Date, conditioned on the individual actually attaining an Eligibility Date in accordance with rules established by the Committee.

     5.5 No Withdrawals

     Any credited amounts, as specified in paragraph 5.6(b), which have not been designated by a prior Eligible Individual election to be distributed in the following year, may not be withdrawn from this Plan while the Eligible Individual is actively employed by the Corporation or any affiliated company.

     5.6 Accounting

          (a) An amount equal to the Additional Benefit as determined under Section 5.2 will be credited to an account maintained for such purpose on the books of the Corporation.

          (b) Interest will be credited at a monthly rate equal to the rate of return reported by the Individual Account Plan for the Interest Income Fund (or its equivalent if fund options under the Individual Account Plan change) for the calendar month for which interest is to be credited or for the calendar month for which the most recent rate is available if the current month’s rate is not available at the date interest is determined. If the Eligible Individual has elected to defer receipt of the Additional Benefit, the account will be credited annually as of December 31 for the year ended December 31 with interest using the balance of the account as of January 1 of such calendar year. For the Additional Benefit, if any, of any Eligible Individual for a calendar year, interest will be credited by applying interest to the portion of the Additional Benefit that would have been allocated to an account in the Individual Account Plan if the applicable limitations did not apply. If the Eligible Individual has elected to receive the Additional Benefit in cash in the following year, interest shall be credited on the Additional Benefit through the calendar year for which such Additional Benefit is awarded.

SECTION 6 AMENDMENT AND TERMINATION

     6.1 Amendment.

     The provisions of the Plan may be amended at any time and from time to time by the Board of Directors and as the Board of Directors may delegate such authority under Article 7; provided that no amendment shall adversely affect the rights of any participant receiving benefits at the time of such amendment.

     6.2 Termination.

     The Corporation expects the Plan to be continued indefinitely, but it reserves the right to terminate or suspend the Plan at any time by action of the Board of Directors. In either event, the Administrator and each Participating Company shall be promptly advised of such decision in writing.

SECTION 7 ADMINISTRATION AND AUTHORITY

     7.1 Corporation and Board of Directors

          (a) General Responsibilities: The Corporation, as Plan Sponsor acting by its Board, shall have the following authority and responsibilities:

(1)	to establish, amend and modify the Plan and its plan design;

(2)	to terminate the Plan, in whole or in part;

(3)	to merge, spin-off, or otherwise combine the Plan with any other plan of the Corporation and its Affiliated Companies or in connection with any acquisition or disposition of Corporation business, to the extent permitted by law;
(4)	to determine the amount, level and timing of Corporation contributions to the Plan, if any; and

(5)	to exercise all other authority and responsibility of a plan sponsor generally.

          (b) Other Responsibilities. The Corporation, acting by its Board of Directors, also has the following responsibility with respect to the Plan to appoint the members of the Committee and to monitor its performance.

          (c) Authority of Participating Companies. Notwithstanding anything herein to the contrary, and in addition to the authority and responsibilities specifically given to the Participating Companies in the Plan, the Corporation, in its sole discretion, may grant the Participating Companies such authority and charge them with such responsibilities as the Corporation deems appropriate.

     7.2 Committee; Organization.

          (a) The Committee as Administrator shall conduct its business in accordance with rules and procedures it has established and in accordance with the directions of the Board of Directors. Its members shall serve as such without compensation.

          (b) In addition to those powers set forth elsewhere in the Plan, the Committee may appoint such agents, who need not be members of such Committee, as it may deem necessary for the effective performance of its duties and may delegate to such agents such of its powers and duties, whether ministerial or interpretive, as the Committee may deem expedient or appropriate. The compensation of such agents who are not full-time employees of a Participating Company shall be fixed by the Committee. Any such person may resign by delivering a written resignation to the delegating Named Fiduciary or will be deemed to have resigned upon termination of employment with all Participating Companies or upon transfer to a position which has no relation to the responsibilities and duties delegated by the Named Fiduciary. Vacancies created by any reason may be filled by the appropriate Named Fiduciary or the assigned responsibilities may be reabsorbed or redelegated by the Named Fiduciary.

     7.3 Powers and Responsibility.

     The Committee shall be the “administrator” as set forth in Section 3(16) of ERISA and shall have complete control of the administration of the Plan hereunder, with all powers necessary to enable it properly to carry out its duties as set forth by the Board of Directors and in the Plan and shall be a Named Fiduciary. The Committee shall have the following duties and responsibilities, without limiting such duties and responsibilities under Section 3(16) of ERISA, with respect to the Plan as a “Benefit Plan”, which includes all qualified and non-qualified employee benefit plans and welfare benefit plans of the Corporation:

          (a) to act as the Plan Administrator, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for each Benefit Plan and, as such, to be the named fiduciary for each ERISA plan;

          (b) to amend or modify any Benefit Plan or to undertake any correction of terms or actions regarding a Benefit Plan that may not have been in compliance, to bring the Benefit Plan into compliance with applicable law, including statutes, regulations, administrative pronouncements or judicial decisions;

          (c) to cause the filing of all tax returns and other filings required by any government agency with respect to each Benefit Plan, to cause any communications to participants and beneficiaries required by law to be made, to cause applicable fiduciary bonding to be obtained, and to direct legal compliance of each Benefit Plan generally;

          (d) to determine the eligibility for and benefits delivered under each Benefit Plan, and in connection therewith, to interpret the terms of each Benefit Plan, and to establish, revise and monitor procedures for determination of claims for benefits, and to make the final decision under any such claims procedure, unless otherwise duly delegated to another person or body;

          (e) to engage service providers for any Benefit Plan, including, actuaries, accountants, insurance carriers, recordkeepers, third party administrators, consultants and other professionals;

          (f) to modify, amend, terminate, merge or otherwise administer any Benefit Plan to comply with and carry out the terms and conditions of any written contract or agreement of sale or acquisition, duly authorized by the Board, of the Corporation or any subsidiary, division, line of business or other portion of the assets of the Corporation;

          (g) to implement any decision of the Board to establish, modify or amend any Benefit Plan;

          (h) to implement any decision of the Board to merge or transfer assets and liabilities with any other existing or newly established Corporation-sponsored Benefit Plan;

          (i) to implement any decision of the Board to terminate any Benefit Plan, in whole or in part;

          (j) to cause the appropriate data to be maintained with respect to each Benefit Plan and to cause such data to be provided to and obtained from each administrator, recordkeeper, service provider, trustee or other party administering such Benefit Plan;

          (k) to advise the Board with respect to changes in the Benefit Plans, establishment of any new Benefit Plan, decreases or increases to benefits, including the overall level of coverage or benefits, the benefit forms or options, the level of participant contribution rates, the Corporation’s contributions or funding for any Benefit Plan, as necessary or appropriate;

          (l) to report periodically to, and as requested by, the Board with respect to significant developments concerning the Benefit Plans and employee benefits generally;

          (m) to act as the named investment fiduciary for each of the Benefit Plans for which some or all of the benefit obligation is funded through a trust or other investment vehicle separate from the general assets of the Corporation (the “Funded Plans”) and to appoint investment managers for the Funded Plans, as appropriate;

          (n) to establish investment guidelines for any Funded Plans consistent with the legal responsibilities under ERISA, including diversification of investments and, as appropriate, compliance with ERISA Section 404(c) as amended and the investment options available to participants in a Benefit Plan;

          (o) to monitor the performance of the trustee, investment managers and other investment fiduciaries of any Funded Plan;

          (p) to adopt and change, as needed, actuarial assumptions and rates as may be required to determine benefits under any Benefit Plan;

          (q) to delegate to the appropriate persons, committee, officer, manager or employee of the Corporation such of its duties and responsibilities as it may deem appropriate, including, authority for all routine, normal and administrative actions for each Benefit Plan, and any third party may rely on any certification of delegation issued by the Chairman or the Committee; and

          (r) to take all other actions requested or directed by the Board in the furtherance of the duties and responsibilities delegated hereunder.

     7.4 Records of Committee.

          (a) Acts and determinations of the Committee shall be duly recorded by its Secretary or under his or her supervision, and all such records (including records necessary to demonstrate compliance with the nondiscrimination requirements of the Code), together with such other documents as may be necessary for the administration of the Plan, shall be maintained by or at the direction of the Secretary of the Corporation or the Committee;

          (b) Every person dealing with the Plan shall be entitled to rely conclusively upon any notices, directions, orders, requests, certifications and instructions received from the Committee and signed by a member or a duly designated agent of the

Committee reasonably believed to be properly executed, and shall act and be fully protected in acting in accordance therewith.

     7.5 Reporting and Disclosure.

     The Committee shall maintain the records necessary for the proper operation of the Plan, including individual and group records relating to participants and beneficiaries. To the extent required by law or at the direction of the Committee, such records shall be made available to the Participating Companies and to each participant and beneficiary for examination during normal business hours except that a participant or beneficiary shall examine only such records as pertain exclusively to the examining participant or beneficiary and the Plan.

     7.6 Correction of the Plan.

     The Committee shall correct any defect, reconcile any inconsistency or supply any omission with respect to the Plan. Determinations made by the Committee shall be final, conclusive and binding on all affected parties.

     7.7 Indemnification.

     The Corporation shall indemnify each member of the Board, the Committee, and any other person to whom any fiduciary responsibility with respect to the Plan is allocated or delegated, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of their fiduciary duties, responsibilities and obligations under the Plan and under ERISA, except for liabilities and claims arising from such fiduciary’s willful misconduct, gross negligence or bad faith. For such purpose, the Corporation may obtain, pay for and keep current a policy or policies of insurance, which insurance, shall not, however, release the Corporation of liability under this provision.

     7.8 Interpretation of Plan.

     To the extent appropriate and not inconsistent with the intent and terms of this Plan, the terms and provisions of the underlying Defined Benefit Plan or Individual Account Plan shall be applied to the determination of benefits under this Plan.

SECTION 8 CLAIMS PROCEDURES

     8.1 Filing of a claim for benefits.

     If a Participant, Beneficiary or other person (the “Claimant”) believes that he or she is entitled to benefits under the Plan which are not paid to the Claimant or which are not being accrued for the Claimant’s benefit, he or she shall file a written claim for such benefit with the Plan Administrator. In the event the Plan Administrator shall be the Claimant, all actions which are required to be taken by the Plan Administrator pursuant to this Article 7 shall be taken instead by a member of the Committee designated by the Committee.

     8.2 Notification to Claimant of decision.

     Within 90 days after receipt of a claim by the Plan Administrator (or within 180 days if special circumstances require an extension of time), the Plan Administrator shall notify the Claimant of the decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth:

          (a) the specific reason or reasons for the denial;

          (b) specific reference to pertinent provisions of the Plan on which the denial is based;

          (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

          (d) an explanation of the procedure for review of the denial and the time limits applicable thereto, including a statement regarding a Claimant’s right to bring a civil action under ERISA Section 502(a).

     8.3 Procedure for review.

     Within 60 days following receipt by the Claimant of notice denying his or her claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be provided, on request and free of charge, reasonable access to and copies of relevant documents and an opportunity to submit issues and comments in writing.

     8.4 Decision on review.

     The decision on review of a claim denied in whole or in part by the Plan Administrator shall be made in the following manner. Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall provide the specific reason(s) for the denial and specific references to the pertinent Plan provisions on which the decision is based and provide that the Claimant is entitled, on request and free of charge, reasonable access to and copies of relevant documents. The decision of the Committee shall be final and conclusive.

     8.5 Action by authorized representative of Claimant.

     All actions set forth in this Article 7 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him or her to act in his or her behalf on such matters. The Plan Administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

     8.6 Effect of Extensions.

     In the event that the Plan Administrator or Committee request additional information necessary to determine the claim or appeal from a Claimant, the Claimant shall have at least 45 days in which to respond. The period for making a benefit determination or deciding an appeal, as the case may be, shall be tolled from the date of the notification to the Claimant of the request for additional information until the date the Claimant responds to such request or, if earlier, the expiration of the deadline provided by the Plan Administrator or Committee.

SECTION 9 MISCELLANEOUS

     9.1 Assignment

     The benefits payable under this Plan may not be assigned or alienated, except as required by law.

     9.2 Governing Law

     The Plan shall be governed by, and construed in accordance with, the laws of the state of California, to the extent not inconsistent with any applicable provision of ERISA.

     9.3 Plan Independent of Employment Relationship

     The establishment and maintenance of the Plan, as well as the eligibility for and payment of benefits thereunder shall not be construed as conferring on any Employee, Covered Individual or Eligible Individual any right to or contract for continued employment or employment for any duration or in any position. The eligibility for or payment of any benefit under this Plan shall not in any way interfere with the rights of either the Corporation or any Employee, Covered Individual or Eligible Individual employed by the Corporation to terminate the employment of such Employee, Covered Individual or Eligible Individual employed by the Corporation at any time, without notice, for any reason or for no reason, except as otherwise required by law.

     9.4 Non-Duplication of Benefit

     In the event that the benefit paid to a Covered Individual under a Defined Benefit Plan or to an Eligible Individual under an Individual Account Plan is increased after the benefit under this Plan has been determined or paid, then the amount of benefit paid under this Plan shall be reduced accordingly by offsetting future benefit payments under this Plan or by repayment by the Covered Individual or Eligible Individual. This provision is intended to authorize adjustments to avoid duplication of benefits between this Plan and any other plan of the Corporation.

     9.5 Unfunded Plan

     The Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any benefits hereunder. The right of a Covered Individual, Eligible Individual, or his Beneficiary to receive a benefit hereunder shall be an unsecured claim against the general assets of the Corporation, and neither the Covered Individual, Eligible Individual nor any Beneficiary shall have any rights in or against any specific assets of the Corporation. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of ERISA. The existence of any trust fund as may be established from time to time is not intended to change this characterization of the Plan.

     9.6 Receipt and Release for Payment.

     Any payment made from the Plan to or with respect to any Covered Individual, Eligible Individual, or Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Plan and the Corporation with respect to the Plan. The recipient of any payment from the Plan may be required by the Administrator, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Administrator.

SECTION 10 PRIOR BENEFITS

     10.1 Benefits Prior to Effective Date

     An Employee who terminated employment prior to the Effective Date shall have his or her benefit determined under the provisions of the Plan in effect prior to this Plan restatement. The benefits of Covered Individuals who commenced benefits under the SUPP or who terminated employment with the Corporation prior to January 1, 2005 are provided under the terms of the SUPP prior to January 1, 2005 and are paid under this Plan from and after January 1, 2005. Such benefits are not intended to be required to comply with Section 409A of the Code and the regulations thereunder to the maximum extent possible.

     10.2 Protected Benefits

          (a) Benefits payable under Appendix A of the prior plan document shall continue to be payable under this Plan in accordance with the terms of that Appendix A. Such benefits are not intended to be required to comply with Section 409A of the Code and the regulations thereunder to the maximum extent possible.

          (b) The Second Amendment to the Plan, dated July 28, 1992 and effective as of January 1, 1992 (“Second Amendment”), did not apply to certain named individuals who were active employees on and after December 20, 2002, as maintained on a list by the Plan Administrator. With respect to such individuals, the provisions of the Plan immediately prior to the Second Amendment (except as clarified to further express the scope and intent of the Plan below) apply. In the event that the employment of such an individual is terminated under the provisions of a written contract with the Corporation, pursuant to which such individual is paid a severance amount in installments over a period of time for which such contract also provides for accrual of benefits under a defined benefit or non-qualified plan during such period, the benefit calculated under Section 3 or 4, as applicable, for such individual shall include such period during which severance is paid and the amount of severance payments as if such period were active employment with the Corporation and such payments were compensation under the applicable Defined Benefit Plan; provided, however, that any benefit calculated under Section 3.2 of the Plan based on the Preserved Benefit under the Retirement Plan for Salaried Employees shall be limited to the Accrued Benefit as of April 30, 1992, consistent with the provisions to freeze such Preserved Benefit under such plan. Such benefits are not intended to be required to comply with Section 409A of the Code and the regulations thereunder to the maximum extent possible.

     IN WITNESS WHEREOF, the Corporation has caused this Plan to be executed by its duly authorized member of the Del Monte Employee Benefits Administrative Committee as of December    , 2004.

DEL MONTE CORPORATION

By:

Mark J. Buxton
Vice President, Human Resources
Vice Chair, Employee Benefits Committee